Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SunCoke Energy Partners, L.P. (“the Partnership”) for the registration of 32,237,266 common units representing limited partner interests in the Partnership and to the incorporation by reference therein of our report dated February 28, 2014, with respect to the consolidated financial statements of SunCoke Energy Partners, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

February 28, 2014